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                                                                      EXHIBIT 23

              CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

   We have issued our report dated August 24, 2001, except for Notes 2, 9 and 23 as to which the date is October 9, 2001, accompanying the financial statements included in the Annual Report of Venture Catalyst Incorporated on Form 10-KSB for the year ended June 30, 2001. We hereby consent to the incorporation by reference of said report in the Registration Statements on Form S-8 (File Nos. 333-19743, effective January 14, 1997, 333-19745, effective January 14, 1997, 333-19747, effective January 14, 1997, 333-44179, effective
January 13, 1998, 333-82169, effective July 2, 1999, 333-47152, effective
October 2, 2000 and 333-55434, effective February 12, 2001).

/s/ Grant Thornton LLP

Irvine, California
October 9, 2001